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                                    EXHIBIT 5

             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP


                                  May 18, 2001


ValueClick, Inc.
4360 Park Terrace Drive, Suite 100
Westlake Village, CA  91361

         Re: ValueClick, Inc. - Registration Statement on Form S-8 for Offering of an Aggregate of 846,603 Shares of Common Stock


Dear Ladies and Gentlemen:

                  We have acted as counsel to ValueClick, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of
(a) 427,237 shares of the Company's common stock reserved for issuance under the ClickAgents.com, Inc. Stock Option Plan as assumed by the Company (the "ClickAgents Plan"), (b) 381,414 shares of the Company's common stock reserved for issuance under the Z Media, Inc. 1999 Stock Incentive Plan as assumed by the Company (the "Z Media Plan") and (c) 37,952 shares of the Company's common stock reserved for issuance under a special option grant made by Z Media, Inc. pursuant to a non-plan stock option agreement with Ryan Adams as assumed by the Company in connection with its acquisition of Z Media, Inc. (the "Adams Option").

                  This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

                  We have reviewed the Company's charter documents and the corporate proceedings taken by the Company with respect to: (a) the assumption of the ClickAgents Plan and the options outstanding thereunder in connection with the Company's acquisition of ClickAgents.com, Inc., (b) the assumption of the Z Media Plan and the options outstanding thereunder in connection with the Company's acquisition of Z Media, Inc. and (c) the assumption of the Adams Option in connection with the Company's acquisition of Z Media, Inc. Based on such review, we are of the opinion that if, as and when the shares of the Company's common stock are issued and sold (and the consideration therefor received) pursuant to: (a) the provisions of option agreements for the outstanding options assumed under the ClickAgents Plan and in accordance with the Registration Statement, (b) the provisions of option agreements for the outstanding options assumed under the Z Media Plan and in accordance with the Registration Statement, and (c) the provisions of the assumed Adams Option in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

                  We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

                  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the ClickAgents Plan, the Z Media Plan, the Adams Option or the shares of the Company's common stock issuable under such plans and arrangements.


                                       Very truly yours,



                                       BROBECK, PHLEGER & HARRISON LLP